                                                                    EXHIBIT 11.3



                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES
                    PRO FORMA EARNINGS PER SHARE CALCULATION
                                JANUARY 31, 1996

Weighted average number of shares                             438,773
 outstanding............................

Anchor preferred stock converted to                           129,740
 common.................................

Conversion of debentures ($500,000                            125,000
 principal).............................

Assumed proceeds from sale of
 securities required
 for transactions in (A) below..........   $7,237,000

   Net proceeds per share =
    $10,662,000/3,100,000...............     $3.44          2,103,779
                                             -----         ----------

Total pro forma common shares                               2,797,292
 outstanding............................                   ==========

INCOME BEFORE EXTRAORDINARY ITEM........                   $  481,000
                                                           ==========

EARNINGS PER SHARE......................                        $0.17
                                                           ==========

(A) Includes acquisition of Steamboat Facilities, repayment of loans and accrued interest and purchase of interest in NRG.